Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	David M. Findlay
Executive Vice President-
Administration and
Chief Financial Officer
(574) 267-9197

LAKE CITY BANK REPORTS RECORD

FIRST QUARTER INCOME

Dividend Increase of 11% Announced

Warsaw, Indiana (April 25, 2008) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record net income of $5.2 million for the first quarter of 2008. Net income increased 10% over the $4.8 million reported in the comparable quarter of 2007. On a linked quarter basis, net income increased 9% versus the fourth quarter of 2007. Diluted net income per share for the quarter was $0.42 versus $0.38 for the comparable period of 2007 and $0.40 for the fourth quarter of 2007.

“Highlighted by the single largest quarterly loan growth in our history, the Bank’s overall performance reflects strong results in a challenging banking environment. With record first quarter income, our performance demonstrates that we’ve been able to manage through a somewhat weaker regional economy. We’ve done this by leading with lending relationships and expanding fee-based revenue opportunities with a growing customer base,” commented Michael L. Kubacki, Chairman, President and Chief Executive Officer.

“The customer-first reputation that we’ve worked hard to earn in Indiana continues to lead to new and expanded relationship opportunities. As a result, we’re able to generate overall loan and revenue growth from within our existing footprint,” added Kubacki.

Kubacki continued, “Average loans increased by $101 million during the quarter, which far exceeds our previous record loan growth in a single quarter. We continue to benefit from our commitment to commercial banking with diversified growth occurring in every geographic market in which we operate. Our traditional commercial banking client base has continued to provide excellent growth opportunities for relationship-based lending opportunities. It’s notable that loan growth during the quarter came primarily from the agribusiness and commercial and industrial lending sectors, which reinforces our emphasis on these traditional lending segments.”

Contributing to earnings was a pre-tax benefit of $642,000, or $382,000 after tax, realized from the recent initial public offering of Visa, Inc. common shares. Excluding the effect of the Visa transaction, net income for the quarter would have been $4.9 million, an increase of 2% over the comparable quarter of 2007. Diluted net income per share would have been $0.39, an increase of 3% over the comparable quarter of 2007. This adjusted first quarter performance would have also represented record performance for the quarter.

The Company also announced that the Board of Directors approved a cash dividend for the first quarter of $0.155 per share, payable on May 5, 2008 to shareholders of record as of April 25, 2008. The quarterly dividend represents an 11% increase over the quarterly dividends paid in 2007.

The Company’s net interest margin was relatively stable at 3.12% in the first quarter versus 3.14% in the fourth quarter of 2007 and 3.25% for the first quarter of 2007. Despite a continued shift in funding mix and the Federal Reserve Bank’s recent interest rate cuts, the margin declined only nominally on a linked quarter basis. As a result of growth in earning assets, the Company’s net interest income increased by 11% to $14.5 million in the first quarter of 2008 versus $13.1 million in the first quarter of 2007. On a linked quarter basis, net interest income increased by 3% versus the fourth quarter of 2007. The Company’s provision for loan losses increased by $512,000, or 80%, to $1.2 million for the first quarter of 2008 versus $641,000 in the same period of 2007, principally as a result of loan growth and overall economic conditions in the Company’s markets.

The Company's non-interest income was $5.8 million for the first quarter of 2008, an increase of 25% compared to $4.6 million for the same period in 2007. Excluding the effect of the Visa transaction, noninterest income would have been $5.1 million, an 11% increase over the same period in 2007. The increase was driven by increases in every client-driven revenue category. The largest increases came from service charges on deposit accounts, which increased by 8% and wealth advisory fees and investment brokerage fees, both of which increased by 17%.

The Company's non-interest expense was $11.4 million for the first quarter of 2008 compared to $10.3 million for the same period in 2007, an increase of 11%. This increase was driven primarily by increased payroll and benefit expense and general increases in operating and regulatory expenses. Employee payroll and benefit costs increased by $398,000 as a result of a combination of normal merit increases, increases in health insurance expense and performance-based incentive expense, the addition of revenue-producing staff in the commercial lending department and new office staff costs. In addition, advertising expenses were $171,000 higher in the first quarter of 2008 versus the same period in 2007 as a result of the rollout of a significant new deposit product. Further, regulatory expenses increased by $130,000 versus the comparable period in 2007 due to the Company’s resumption of regular FDIC insurance premiums as prior credits expired early in 2008. Data processing fees and supplies increased by $139,000 primarily as a result of the implementation of a new corporate cash management platform and contractual increases in existing operating services. Finally, the Company incurred $105,000 of expense related to the impairment of other real estate owned. The Company's efficiency ratio improved to 56.1% compared to 58.0% for the same period a year ago.

Average total loans for the first quarter of 2008 were $1.56 billion versus $1.35 billion for the first quarter of 2007 and $1.46 billion for the linked fourth quarter of 2007. The year-over-year increase for the first quarter represented an increase of 16%, or $211 million. On a linked quarter basis, average loans increased by $101 million versus the fourth quarter of 2007. Total gross loans as of March 31, 2008 were $1.60 billion compared to $1.38 billion as of March 31, 2007 and $1.52 billion as of December 31, 2007.

Net charge offs totaled $196,000 in the first quarter of 2008, versus $327,000 during the fourth quarter of 2007, and $346,000 during the first quarter of 2007. Lakeland Financial’s allowance for loan losses as of March 31, 2008 was $16.8 million, compared to $15.8 million as of December 31, 2007 and $14.8 million as of March 31, 2007.

Nonperforming assets totaled $9.6 million as of March 31, 2008 compared to $9.9 million as of December 31, 2007 and $13.9 million on March 31, 2007. The ratio of nonperforming assets to assets improved to 0.43% on March 31, 2008 compared to 0.50% at December 31, 2007 and 0.76% at March 31, 2007. The allowance for loan losses represented 228% of nonperforming loans as of March 31, 2008 versus 212% at December 31, 2007 and 107% at March 31, 2007.

For the three months ended March 31, 2008, Lakeland Financial’s average equity to average assets ratio was 7.38% compared to 7.47% for the fourth quarter of 2007 and 7.45% for the first quarter of 2007. Average stockholders' equity for the quarter ended March 31, 2008 was $149.5 million versus $143.9 million for the fourth quarter of 2007 and $131.9 million for the first quarter of 2007. Average total deposits for the quarter ended March 31, 2008 were $1.51 billion versus $1.52 billion for the fourth quarter of 2007 and $1.45 billion for the first quarter of 2007.

Lakeland Financial Corporation is a $2.2 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley. The Company also has a Loan Production Office in Indianapolis, Indiana.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Derivatives Group, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Midwest Securities Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Lehman Brothers Inc., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

Visa Initial Public Offering Adjustments

Lake City Bank, as a member bank of Visa U.S.A. Inc., holds shares of restricted common stock in Visa. In connection with Visa's initial public offering in March 2008, a portion of our Visa shares were redeemed pursuant to a mandatory redemption. The after-tax benefit to the current quarter net income from these Visa adjustments totaled $382,000, or $0.03 per diluted common share. This adjustment represents the net impact of the gain from the proceeds of the sale of these shares and the Company’s portion of the settlement expenses related to litigation involving Visa, which Lake City Bank was subject to as a member bank. Lake City Bank’s remaining shares of Visa stock are recorded at their original cost basis of zero. These shares have restrictions as to their sale or transfer and the ultimate realization of their value is subject to future adjustments based on the resolution of outstanding indemnified litigation.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

LAKELAND FINANCIAL CORPORATION

FIRST QUARTER 2008 FINANCIAL HIGHLIGHTS

(Unaudited – Dollars in thousands except share and Per Share Data)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2008	2007	2007
END OF PERIOD BALANCES
Assets	$ 2,204,995	$ 1,989,133	$ 1,818,260
Deposits	1,576,598	1,478,918	1,498,002
Loans	1,602,416	1,523,720	1,377,926
Allowance for Loan Losses	16,758	15,801	14,758
Common Stockholders’ Equity	151,046	146,270	134,944
Tangible Equity	146,492	141,619	130,003
AVERAGE BALANCES
Assets
Total Assets	$ 2,026,664	$ 1,927,172	$ 1,771,551
Earning Assets	1,911,079	1,811,630	1,664,938
Investments	333,699	325,226	295,706
Loans	1,564,552	1,463,085	1,353,378
Liabilities and Stockholders’ Equity
Total Deposits	1,514,784	1,520,201	1,454,083
Interest Bearing Deposits	1,296,949	1,287,356	1,237,542
Interest Bearing Liabilities	1,642,609	1,532,760	1,408,401
Common Stockholders’ Equity	149,533	143,948	131,907
INCOME STATEMENT DATA
Net Interest Income	$ 14,506	$ 14,058	$ 13,098
Net Interest Income-Fully Tax Equivalent	14,791	14,340	13,349
Provision for Loan Losses	1,153	1,054	641
Noninterest Income	5,769	5,201	4,603
Noninterest Expense	11,382	11,369	10,270
Net Income	5,241	4,824	4,758
PER SHARE DATA
Basic Net Income Per Common Share	$ 0.43	$ 0.40	$ 0.39
Diluted Net Income Per Common Share	0.42	0.40	0.38
Cash Dividends Declared Per Common Share	0.14	0.14	0.125
Book Value Per Common Share (equity per share issued)	12.35	11.98	11.07
Market Value – High	23.97	25.00	25.92
Market Value – Low	16.87	18.25	21.85
Basic Weighted Average Common Shares Outstanding	12,215,561	12,206,210	12,159,768
Diluted Weighted Average Common Shares Outstanding	12,424,643	12,420,827	12,419,975
KEY RATIOS
Return on Average Assets	1.04%	0.99%	1.09%
Return on Average Common Stockholders’ Equity	14.10	13.30	14.63
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	56.14	59.03	58.02
Average Equity to Average Assets	7.38	7.47	7.45
Net Interest Margin	3.12	3.14	3.25
Net Charge Offs to Average Loans	0.05	0.09	0.10
Loan Loss Reserve to Loans	1.05	1.04	1.07
Nonperforming Loans to Loans	0.46	0.49	1.00
Nonperforming Assets to Assets	0.43	0.50	0.76
Tier 1 Leverage	8.68	8.93	9.07
Tier 1 Risk-Based Capital	10.01	10.54	10.97
Total Capital	10.96	11.51	11.98
Tangible Capital	6.66	7.14	7.17
ASSET QUALITY
Loans Past Due 90 Days or More	$ 508	$ 409	$ 334
Non-accrual Loans	6,852	7,039	13,438
Nonperforming Loans	7,360	7,448	13,772
Other Real Estate Owned	2,167	2,387	71
Other Nonperforming Assets	30	24	35
Total Nonperforming Assets	9,557	9,859	13,878
Impaired Loans	6,591	6,748	13,226
Net Charge Offs/(Recoveries)	196	327	346

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

As of March 31, 2008 and December 31, 2007

(in thousands, except per share data)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and due from banks	$ 170,651	$ 56,278
Short-term investments	8,448	11,413
Total cash and cash equivalents	179,099	67,691

Securities available for sale (carried at fair value)	340,602	327,757
Real estate mortgage loans held for sale	974	537

Loans, net of allowance for loan losses of $16,758 and $15,801	1,585,658	1,507,919

Land, premises and equipment, net	27,314	27,525
Bank owned life insurance	33,166	21,543
Accrued income receivable	8,750	9,126
Goodwill	4,970	4,970
Other intangible assets	568	619
Other assets	23,894	21,446
Total assets	$ 2,204,995	$ 1,989,133

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$ 342,432	$ 255,348
Interest bearing deposits	1,234,166	1,223,570
Total deposits	1,576,598	1,478,918

Short-term borrowings
Federal funds purchased	99,500	70,010
Securities sold under agreements to repurchase	164,348	154,913
U.S. Treasury demand notes	1,317	1,242
Other short-term borrowings	163,700	90,000
Total short-term borrowings	428,865	316,165

Accrued expenses payable	16,276	15,497
Other liabilities	1,239	1,311
Long-term borrowings	43	44
Subordinated debentures	30,928	30,928
Total liabilities	2,053,949	1,842,863

STOCKHOLDERS' EQUITY
Common stock: 180,000,000 shares authorized, no par value
12,230,973 shares issued and 12,130,676 outstanding as of March 31, 2008
12,207,723 shares issued and 12,111,703 outstanding as of December 31, 2007	1,453	1,453
Additional paid-in capital	18,557	18,078
Retained earnings	132,621	129,090
Accumulated other comprehensive loss	(158)	(1,010)
Treasury stock, at cost (2008 - 100,297 shares, 2007 - 96,020 shares)	(1,427)	(1,341)
Total stockholders' equity	151,046	146,270
Total liabilities and stockholders' equity	$ 2,204,995	$ 1,989,133

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2008 and 2007

(in thousands except for share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2008	2007
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 25,475	$ 24,720
Tax exempt	32	50
Interest and dividends on securities
Taxable	3,380	2,678
Tax exempt	614	602
Interest on short-term investments	91	208
Total interest income	29,592	28,258

Interest on deposits	12,047	13,098
Interest on borrowings
Short-term	2,424	1,430
Long-term	615	632
Total interest expense	15,086	15,160

NET INTEREST INCOME	14,506	13,098

Provision for loan losses	1,153	641

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	13,353	12,457

NONINTEREST INCOME
Wealth advisory fees	809	689
Investment brokerage fees	283	243
Service charges on deposit accounts	1,769	1,632
Loan, insurance and service fees	655	581
Merchant card fee income	810	764
Other income	458	493
Net gains on sales of real estate mortgage loans held for sale	315	165
Net securities gains (losses)	28	36
Gain on redemption of Visa shares	642	0
Total noninterest income	5,769	4,603

NONINTEREST EXPENSE
Salaries and employee benefits	6,253	5,855
Net occupancy expense	796	674
Equipment costs	441	445
Data processing fees and supplies	840	701
Credit card interchange	535	489
Other expense	2,517	2,106
Total noninterest expense	11,382	10,270

INCOME BEFORE INCOME TAX EXPENSE	7,740	6,790
Income tax expense	2,499	2,032

NET INCOME	$ 5,241	$ 4,758
BASIC WEIGHTED AVERAGE COMMON SHARES	12,215,561	12,159,768
BASIC EARNINGS PER COMMON SHARE	$ 0.43	$ 0.39
DILUTED WEIGHTED AVERAGE COMMON SHARES	12,424,643	12,419,975
DILUTED EARNINGS PER COMMON SHARE	$ 0.42	$ 0.38

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
FIRST QUARTER 2008
(unaudited in thousands)

	March 31,		December 31,		March 31,
	2008		2007		2007
Commercial and industrial loans	$ 1,047,367	65.4%	$ 968,336	63.6%	$ 892,828	64.8%
Commercial real estate - multifamily loans	16,660	1.0	16,839	1.1	19,118	1.4
Commercial real estate construction loans	83,378	5.2	84,498	5.6	67,885	4.9
Agri-business and agricultural loans	180,344	11.3	170,921	11.2	127,742	9.3
Residential real estate mortgage loans	115,953	7.2	124,107	8.1	113,814	8.3
Home equity loans	108,558	6.8	108,429	7.1	103,885	7.5
Installment loans and other consumer loans	50,250	3.1	50,516	3.3	52,743	3.8
Subtotal	1,602,510	100.0%	1,523,646	100.0%	1,378,015	100.0%
Less: Allowance for loan losses	(16,758)		(15,801)		(14,758)
Net deferred loan (fees)/costs	(94)		74		(89)
Loans, net	$ 1,585,658		$ 1,507,919		$ 1,363,168